DEED OF LEASE
LIBERTY PROPERTY LIMITED PARTNERSHIP
Landlord
AND
U.S. AUTO PARTS NETWORK, INC.
Tenant
AT
Indian River Distribution Center
2601 Indian River Road
Chesapeake, Virginia 23325

DEED OF LEASE
INDEX
§ Section                                                Page

1.	Basic Lease Terms and Definitions 1

2.	Premises 2

3.	Use 2

4.	Term; Possession 2

5.	Rent; Taxes 2

6.	Operating Expenses 2

7.	Utilities 2

8.	Insurance; Waivers; Indemnification 3

9.	Maintenance and Repairs 4

10.	Compliance 4

11.	Signs 4

12.	Alterations 5

13.	Mechanics’ Liens 5

14.	Landlord’s Right of Entry 5

15.	Damage by Fire or Other Casualty 5

16.	Condemnation 6

17.	Quiet Enjoyment 6

18.	Assignment and Subletting 6

19.	Subordination; Mortgagee’s Rights 7

20.	Tenant’s Certificate; Financial Information 7

21.	Surrender 7

22.	Defaults - Remedies 8

23.	Tenant’s Authority 9

24.	Liability of Landlord 9

25.	Miscellaneous 9

26.	Notices 10

27.	Security Deposit 10

28.	Additional Contiguous Space 10

29.	Tenant Improvements; Allowance 11

30.	Option to Extend Term 11

THIS DEED OF LEASE (this “Lease”) is made by and between LIBERTY PROPERTY LIMITED PARTNERSHIP, a Pennsylvania limited partnership (“Landlord”), and U.S. AUTO PARTS NETWORK, INC., a corporation organized under the laws of Delaware (“Tenant”), and is dated as of the date on which this Lease has been fully executed by Landlord and Tenant.

1.	Basic Lease Terms and Definitions
.
(a)Premises: Suite 100, consisting of approximately 159,294 rentable square feet as shown on Exhibit “A”.
(b)Building: Approximate rentable square feet: 231,852.
Address: 2601 Indian River Road, Chesapeake, Virginia 23225.

(c)Term: Thirty-Six (36) months (plus any partial month from the Commencement Date until the first day of the next full calendar month during the Term).
(d)Commencement Date: July 1, 2016.
(e)Expiration Date: The last day of the Term.
(f)Minimum Annual Rent: Payable in monthly installments as follows:

Lease Period	Monthly
7/1/16 - 6/30/17	$53,098.00
7/1/17 - 6/30/18	$54,425.00
7/1/18 - 6/30/19	$55,753.00

(g)Annual Operating Expenses: $168,851.64, payable in monthly installments of $14,070.97, subject to adjustment as provided in this Lease.
(h)Tenant’s Share: 68.7% (also see Definitions).
(i)Use: General warehouse with appurtenant offices.
(j)Security Deposit: $15,000.00 (which is currently being held by Landlord).
(k)Addresses For Notices:
Landlord:    Liberty Property Limited Partnership    Tenant:    Premises
5626 Eastport Boulevard
Richmond, Virginia 23231
Attn: Vice President/City Manager

(l)Guarantor: N/A.
(m)Additional Defined Terms: See Rider 1 for the definitions of other capitalized terms.
(n)Contents: The following are attached to and made a part of this Lease:
Rider 1 - Additional Definitions    Exhibits:    “A” - Plan showing Premises
Rider 2 - Maintenance and Repair Responsibilities    “B” - Building Rules
“C” - Estoppel Certificate Form
“D” - Authorization For Automatic Payments Form

2.	Premises
Landlord leases to Tenant and Tenant leases from Landlord the Premises, together with the right in common with others to use the Common Areas. Tenant accepts the Premises, Building and Common Areas “AS IS”, without relying on any representation, covenant or warranty by Landlord other than as expressly set forth in this Lease. Landlord and Tenant stipulate and agree to the rentable square footage set forth in Section 1(a) above without regard to actual measurement.

3.	Use
Tenant shall occupy and use the Premises only for the Use specified in Section l above. Tenant shall not permit any conduct or condition which may endanger, disturb or interfere (whether through excessive noise, odor, vibration or otherwise) with any other Building occupant’s normal operations or with the management of the Building. Tenant shall not use or permit the use of any portion of the Property for outdoor storage or installations outside of the Premises. Tenant may use all Common Areas only for their intended purposes. Landlord shall have exclusive control of all Common Areas at all times.

4.	Term; Possession
The Term of this Lease shall commence on the Commencement Date and shall end on the Expiration Date, unless sooner terminated in accordance with this Lease. If Landlord is delayed in delivering possession of all or any portion of the Premises to Tenant as of the Commencement Date, Tenant will take possession on the date Landlord delivers possession, which date will then become the Commencement Date (and the Expiration Date will be extended so that the length of the Term remains unaffected by such delay).

5.	Rent; Taxes
Tenant agrees to pay to Landlord, without demand, deduction or offset, Minimum Annual Rent and Annual Operating Expenses for the Term. Tenant shall pay the Monthly Rent, in advance, on the first day of each calendar month during the Term to an account designated by Landlord via the Authorization For Automatic Payments form attached as Exhibit “D” (unless Landlord designates otherwise) and which Authorization For Automatic Payments shall be executed by Tenant simultaneously with the execution of this Lease. In addition, the Monthly Rent for the first full month shall be paid at the signing of this Lease. If the Commencement Date is not the first day of the month, the Monthly Rent for that partial month shall be apportioned on a per diem basis at the rate of $2,216.83 per day and shall be paid on or before the Commencement Date. Tenant shall pay Landlord a service and handling charge equal to 5% of any Rent not paid within five (5) business days after the date due. In addition, any Rent, including such charge, not paid within five (5) business days after the due date will bear interest at the Interest Rate from the date due to the date paid. Tenant shall pay before delinquent all taxes or other charges levied or assessed upon, measured by, or arising from: (a) the conduct of Tenant’s business; (b) Tenant’s leasehold estate; or (c) Tenant’s property. Additionally, Tenant shall pay to Landlord all sales, use, transaction privilege, or other excise tax that may at any time be levied or imposed upon, or measured by, any amount payable by Tenant under this Lease. Landlord shall timely pay any and all applicable taxes for which it is responsible for hereunder.

6.	Operating Expenses
The amount of the Annual Operating Expenses set forth in Section 1(g) above represents Tenant’s Share of the Operating Expenses for the calendar year in which the Term commences as reasonably estimated by Landlord. Landlord may reasonably adjust such amount from time to time if the estimated Annual Operating Expenses increase or decrease in which case Landlord shall send written notice of such increase or decrease to Tenant, together with reasonable documentation supporting such adjustment; Landlord may also invoice Tenant separately from time to time for Tenant’s Share of any extraordinary or unanticipated Operating Expenses. By April 30th of each year (and as soon as practical after the expiration or termination of this Lease or, at Landlord’s option, after a sale of the Property), Landlord shall provide Tenant with a statement of Operating Expenses for the preceding calendar year or part thereof. Within thirty (30) days after delivery of the statement to Tenant, Landlord or Tenant shall pay to the other the amount of any overpayment or deficiency then due from one to the other or, at Landlord’s option, Landlord may credit Tenant’s account for any overpayment. If Tenant does not give Landlord notice within thirty (30) days after receiving Landlord’s statement that Tenant disagrees with the statement and specifying the items and amounts in dispute, Tenant shall be deemed to have waived the right to contest the statement. Landlord’s and Tenant’s obligation to pay any overpayment or deficiency due the other pursuant to this Section shall survive the expiration or termination of this Lease.

7.	Utilities
Tenant shall pay for water, sewer, gas, electricity, heat, power, telephone, telecommunications, data and other communication services and any other utilities supplied to the Premises. Tenant shall obtain service in its own name and timely pay all charges directly to the provider. Landlord shall not be responsible or liable for any interruption in such services, nor shall such interruption affect the continuation or validity of this Lease. Any wiring, cabling or other equipment necessary to connect Tenant’s telecommunications equipment shall be Tenant’s responsibility, and shall be installed in a manner approved by Landlord. In the event Tenant’s consumption of any utility or other service included in Operating Expenses is excessive when compared with other occupants of the Property, Landlord may invoice Tenant separately for, and Tenant shall pay on demand, the cost of Tenant’s excessive consumption, as reasonably determined by Landlord.

8.	Insurance; Waivers; Indemnification
(a)Landlord shall maintain insurance against loss or damage to the Building or the Property with coverage for perils as set forth under the “Causes of Loss-Special Form” or equivalent property insurance policy in an amount equal to the full insurable replacement cost of the Building (excluding coverage of Tenant’s personal property and any Alterations by Tenant), and such other insurance, including rent loss coverage, as Landlord may reasonably deem appropriate or as any Mortgagee may require.
(b)Tenant, at its expense, shall keep in effect commercial general liability insurance, including blanket contractual liability insurance, covering Tenant’s use of the Property, with such coverages and limits of liability as Landlord may reasonably require, but not less than a $1,000,000.00 combined single limit with a $5,000,000.00 general aggregate limit (which general aggregate limit may be satisfied by an umbrella liability policy) for bodily injury or property damage; however, such limits shall not limit Tenant’s liability hereunder. The policy shall name Landlord, Liberty Property Trust and any other associated or affiliated entity as their interests may appear and at Landlord’s request, any Mortgagee(s), as additional insureds, shall be written on an “occurrence” basis and not on a “claims made” basis and shall be endorsed to provide that it is primary to and not contributory to any policies carried by Landlord and to provide that it shall not be cancelable or reduced without at least thirty (30) days prior notice to Landlord. The insurer shall be authorized to issue such insurance, licensed to do business and admitted in the state in which the Property is located and rated at least A VII in the most current edition of Best’s Insurance Reports. Tenant shall deliver to Landlord on or before the Commencement Date or any earlier date on which Tenant accesses the Premises, and at least thirty (30) days prior to the date of each policy renewal and upon written request of Landlord, a certificate of insurance evidencing such coverage.
(c)Landlord and Tenant each waive, and release each other from and against, all claims for recovery against the other for any loss or damage to the property of such party arising out of fire or other casualty coverable by a standard “Causes of Loss-Special Form” property insurance policy with, in the case of Tenant, such endorsements and additional coverages as are considered good business practice in Tenant’s business, even if such loss or damage shall be brought about by the fault or negligence of the other party or its Agents; provided, however, such waiver by Landlord shall not be effective with respect to Tenant’s liability described in Section 10(d) below. This waiver and release is effective regardless of whether the releasing party actually maintains the insurance described above in this subsection and is not limited to the amount of insurance actually carried, or to the actual proceeds received after a loss. Each party shall have its insurance company that issues its property coverage waive any rights of subrogation, and shall have the insurance company include an endorsement acknowledging this waiver, if necessary. Tenant assumes all risk of damage to the property of (i) Tenant, or Tenant’s Agents in or about the Premises or Property, and (ii) any other person whose property is used, leased or stored by Tenant in or about the Premises or Property, including in each case any loss or damage caused by water leakage, fire, windstorm, explosion, theft, act of any other tenant, or other cause.
(d)Tenant shall not be permitted to satisfy any of its insurance obligations set forth in this Lease through any self‑insurance or self-insured retention in excess of $25,000.00.
(e)Subject to subsection (c) above, and except to the extent caused by the gross negligence or willful misconduct of Landlord or its Agents, Tenant will indemnify, defend, and hold harmless Landlord and its Agents from and against any and all claims, actions, damages, liability and expense (including fees of attorneys, investigators and experts) which may be asserted against, imposed upon, or incurred by Landlord or its Agents and arising out of or in connection with loss of life, personal injury or damage to property in or about the Premises or arising out of the occupancy or use of the Premises by Tenant or its Agents or occasioned wholly or in part by any negligent act or omission or willful misconduct of Tenant or its Agents, whether during or after the Term. Tenant’s obligations pursuant to this subsection shall survive the expiration or termination of this Lease.

(f)Subject to subsection (c) above, and except to the extent caused by the gross negligence or willful misconduct of Tenant or its Agents, Landlord will indemnify, defend, and hold harmless Tenant and its Agents from and against any and all claims, actions, damages, liability and expense (including fees of attorneys, investigators and experts) which may be asserted against, imposed upon, or incurred by Tenant or its Agents arising out of or in connection with loss of life, personal injury or damage to property in or about the Premises and occasioned wholly or in part by any negligent act of Landlord, whether during or after the Term. Landlord’s obligations pursuant to this subsection shall survive the expiration or termination of this Lease.

9.	Maintenance and Repairs

(a)Maintenance obligations, and the responsibility for payment associated with the performance of such Maintenance, shall be allocated between Landlord and Tenant in accordance with Rider 2, except as otherwise set forth in this Section 9.
(b)Notwithstanding anything contained in this Lease to the contrary, Tenant shall be solely responsible for all costs and expenses incurred by Landlord for any Alterations, or other Maintenance made necessary because of (i) Tenant’s Alterations, Major Repairs or installations, (ii) circumstances special or particular to Tenant, including Tenant’s special or particular use of the Premises, or (iii) the acts or omissions of Tenant or its Agents, in each case, to the extent not covered by applicable insurance proceeds paid to Landlord (Tenant being responsible for Landlord’s commercially reasonable deductible notwithstanding the waiver of claims set forth in Section 8(c)). Moreover, provided Tenant has been informed of the conditions of the applicable warranty, Tenant shall be solely responsible for all costs and expenses incurred by Landlord for any Maintenance that would have been covered by warranty but is no longer covered by warranty due to the failure on the part of Tenant or its Agents to observe the conditions of the applicable warranty. Tenant agrees to pay to Landlord, within ten (10) days after being billed therefor, all costs and expenses for which Tenant is liable pursuant to this paragraph.
10.Compliance
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(a)Tenant will, at its expense, promptly comply with all Laws now or subsequently pertaining to the Premises or Tenant’s use or occupancy. Neither Tenant nor its Agents shall use the Premises in any manner that under any Law would require Landlord to make any Alteration to or in the Building or Common Areas (without limiting the foregoing, Tenant shall not use the Premises in any manner that would cause the Premises or the Property to be deemed a “place of public accommodation” under the ADA if such use would require any such Alteration). Tenant shall be responsible for compliance with the ADA, and any other Laws regarding accessibility, with respect to the Premises. Landlord shall, at its expense and subject to reimbursement by Tenant as an Operating Expense, comply with all Laws pertaining to the Property, except for those Laws with which Tenant is responsible to comply hereunder.
(b)Tenant will comply, and will cause its Agents to comply, with the Building Rules. Landlord may adopt and Tenant shall comply with reasonable rules and regulations to promote energy efficiency, sustainability and environmental standards for the Property, as the same may be changed from time to time upon reasonable notice to Tenant and provided that such rules and regulations are uniformly applied and enforced among all tenants of the Building.
(c)Tenant agrees not to do anything or fail to do anything which will increase the cost of Landlord’s insurance or which will prevent Landlord from procuring policies (including public liability) from companies and in a form satisfactory to Landlord. If any breach of the preceding sentence by Tenant causes the rate of fire or other insurance to be increased, Tenant shall pay the amount of such increase as additional Rent within thirty (30) days after being billed. Landlord represents that Tenant’s permitted use hereunder will not increase the cost of Landlord’s insurance nor prevent Landlord from procuring policies (including public liability) from companies and in a form satisfactory to Landlord.

(d)Tenant agrees that (i) no activity will be conducted on the Premises that will use or produce any Hazardous Materials, except for activities which are part of the ordinary course of Tenant’s business, including, without limitation, stock and resale of motor oil and additives, wheel and lubricants and other similar substances, and are conducted in accordance with all Environmental Laws (“Permitted Activities”); (ii) the Premises will not be used for storage of any Hazardous Materials, except for materials used in the Permitted Activities which are properly stored in a manner and location complying with all Environmental Laws; (iii) no portion of the Premises or Property will be used by Tenant or Tenant’s Agents for disposal of Hazardous Materials; (iv) Tenant will deliver to Landlord copies of all Material Safety Data Sheets and other written information prepared by manufacturers, importers or suppliers of any chemical; and (v) Tenant will immediately notify Landlord of any violation by Tenant or Tenant’s Agents of any Environmental Laws or the release or suspected release of Hazardous Materials in, under or about the Premises, and Tenant shall immediately deliver to Landlord a copy of any notice, filing or permit sent or received by Tenant with respect to the foregoing. If at any time during or after the Term, any portion of the Property is found to be contaminated by Tenant or Tenant’s Agents or subject to conditions prohibited in this Lease caused by Tenant or Tenant’s Agents, Tenant will indemnify, defend and hold Landlord harmless from all third party claims, demands, actions, liabilities, costs, expenses, attorneys’ fees, damages and obligations of any nature arising from or as a result thereof, and Landlord shall have the right to direct remediation activities, all of which shall be performed at Tenant’s cost. Tenant’s obligations pursuant to this subsection shall survive the expiration or termination of this Lease.

11.Signs
Tenant shall not place any signs on the Property without the prior consent of Landlord, other than signs that are located wholly within the interior of the Premises and not visible from the exterior of the Premises. Tenant shall maintain all signs installed by Tenant in good condition. Tenant shall remove its signs at the termination of this Lease, shall repair any resulting damage, and shall restore the Property to its condition existing prior to the installation of Tenant’s signs, normal wear and tear excepted.

12.	Alterations
Except for non-structural Alterations or Major Repairs that, in either instance, (i) do not exceed $5,000.00 in the aggregate, (ii) are not visible from the exterior of the Premises, (iii) do not affect any Building System or the structural strength of the Building, (iv) do not require penetrations into the floor, ceiling or walls, and (v) do not require work within the walls, below the floor or above the ceiling, Tenant shall not make or permit any Alterations or Major Repairs in or to the Premises without first obtaining Landlord’s consent, which consent shall not be unreasonably withheld. With respect to any Alterations or Major Repairs made by or on behalf of Tenant (whether or not the Alteration or Major Repair requires Landlord’s consent): (i) not less than ten (10) days prior to commencing any Alteration or Major Repair, Tenant shall deliver to Landlord the plans, specifications and necessary permits for the Alteration or Major Repair, together with certificates evidencing that Tenant’s contractors and subcontractors have adequate insurance coverage naming Landlord, Liberty Property Trust and any other associated or affiliated entity as their interests may appear as additional insureds; (ii) Tenant shall obtain Landlord’s prior written approval of any contractor or subcontractor; (iii) the Alteration or Major Repair shall be constructed with new materials, in a good and workmanlike manner, and in compliance with all Laws and the plans and specifications delivered to, and, if required above, approved by Landlord; (iv) the Alteration or Major Repair shall be performed in accordance with Landlord’s reasonable requirements relating to sustainability and energy efficiency; (v) Tenant shall pay Landlord all reasonable third party costs and expenses in connection with Landlord’s review of Tenant’s plans and specifications, and of any supervision or inspection of the construction Landlord deems necessary; and (vi) upon Landlord’s request Tenant shall, prior to commencing any Alteration or Major Repair, provide Landlord reasonable security against liens arising out of such construction. Any Alteration by Tenant shall be the property of Tenant until the expiration or termination of this Lease; at that time without payment by Landlord the Alteration shall remain on the Property and become the property of Landlord unless Landlord gives notice to Tenant to remove it, in which event Tenant will remove it, will repair any resulting damage and will restore the Premises to the condition existing prior to Tenant’s Alteration, normal wear and tear excepted. At Tenant’s request prior to Tenant making any Alterations, Landlord will notify Tenant whether Tenant is required to remove the Alterations at the expiration or termination of this Lease. Tenant may install its trade fixtures, furniture and equipment in the Premises, provided that the installation and removal of them will not affect any structural portion of the Property, any Building System or any other equipment or facilities serving the Building or any occupant.

13.	Mechanics’ Liens
Tenant promptly shall pay for any labor, services, materials, supplies or equipment furnished to Tenant in or about the Premises. Tenant shall keep the Premises and the Property free from any liens arising out of any labor, services, materials, supplies or equipment furnished or alleged to have been furnished to Tenant. Tenant shall take all steps permitted by law in order to avoid the imposition of any such lien. Should any such lien or notice of such lien be filed against the Premises or the Property, Tenant shall discharge the same by bonding or otherwise within fifteen (15) days after Tenant has notice that the lien or claim is filed regardless of the validity of such lien or claim.

14.	Landlord’s Right of Entry
Tenant shall permit Landlord and its Agents to enter the Premises at all reasonable times following reasonable notice (except in an emergency) to inspect, Maintain, or make Alterations to the Premises or Property, to verify that Tenant is performing its Maintenance obligations in accordance with this Lease, to exhibit the Premises for the purpose of sale or financing, and, during the last twelve (12) months of the Term, to exhibit the Premises to any prospective tenant, provided that in each case Landlord uses commercially reasonable efforts to not interfere with the operation of Tenant’s business within the Premises. Landlord will make reasonable efforts not to inconvenience Tenant in exercising such rights, but Landlord shall not be liable for any interference with Tenant’s occupancy resulting from Landlord’s entry.

15.	Damage by Fire or Other Casualty
If the Premises or Common Areas shall be damaged or destroyed by fire or other casualty, Tenant shall promptly notify Landlord, and Landlord, subject to the conditions set forth in this Section, shall repair such damage and restore the Premises or Common Areas to substantially the same condition in which they were immediately prior to such damage or destruction, but not including the repair, restoration or replacement of the fixtures, equipment, or Alterations installed by or on behalf of Tenant. Landlord shall notify Tenant, within thirty (30) days after the date of the casualty, if Landlord anticipates that the restoration will take more than one hundred eighty (180) days from the date of the casualty to complete; in such event, either Landlord or Tenant may terminate this Lease effective as of the date of casualty by giving notice to the other within ten (10) days after Landlord’s notice. In addition, if a casualty occurs during the last twelve (12) months of the Term, Landlord may terminate this Lease unless Tenant has the right to extend the Term for at least three (3) more years and does so within thirty (30) days after the date of the casualty. Moreover, Landlord may terminate this Lease if the loss is not covered by the insurance required to be maintained by Landlord under this Lease. Tenant will receive an abatement of Minimum Annual Rent and Annual Operating Expenses to the extent the Premises are rendered untenantable as a result of the casualty.

16.	Condemnation
If (a) all of the Premises are Taken, (b) any part of the Premises is Taken and the remainder is insufficient in Landlord’s opinion for the reasonable operation of Tenant’s business, or (c) any of the Property is Taken, and, in Landlord’s opinion, it would be impractical or the condemnation proceeds are insufficient to restore the remainder, then this Lease shall terminate as of the date the condemning authority takes possession. If this Lease is not terminated, Landlord shall restore the Building to a condition as near as reasonably possible to the condition prior to the Taking, the Minimum Annual Rent shall be abated for the period of time all or a part of the Premises is untenantable in proportion to the square foot area untenantable, and this Lease shall be amended appropriately. The compensation awarded for a Taking shall belong to Landlord, except for any compensation awarded to Tenant that does not reduce the compensation awarded to Landlord.

17.	Quiet Enjoyment
Landlord covenants that Tenant, upon performing all of its covenants, agreements and conditions of this Lease, shall have quiet and peaceful possession of the Premises, subject, however, to the terms of this Lease.

18.	Assignment and Subletting
(a)Except as provided in Section (b) below, Tenant shall not enter into nor permit any Transfer voluntarily or by operation of law, without the prior consent of Landlord, which consent shall not be unreasonably withheld. Without limitation, Tenant agrees that Landlord’s consent shall not be considered unreasonably withheld if (i) the proposed transferee is an existing tenant of Landlord or an affiliate of Landlord within the greater Chesapeake metropolitan market area, (ii) the business, business reputation or creditworthiness of the proposed transferee is unacceptable to Landlord (as determined in Landlord’s reasonable discretion), (iii) intentionally deleted, or (iv) Tenant is in default under this Lease or any act or omission has occurred which would constitute a default with the giving of notice and/or the passage of time. A consent to one Transfer shall not be deemed to be a consent to any subsequent Transfer. In no event shall any Transfer relieve Tenant from any obligation under this Lease. Landlord’s acceptance of Rent from any person shall not be deemed to be a waiver by Landlord of any provision of this Lease or to be a consent to any Transfer. Any Transfer not in conformity with this Section 18 shall be void at the option of Landlord.

(b)Landlord’s consent shall not be required in the event of any Transfer by Tenant to an Affiliate provided that (i) the Affiliate has a tangible net worth at least equal to that of Tenant as of the date of this Lease, (ii) Tenant provides Landlord notice of the Transfer at least fifteen (15) days prior to the effective date, together with current financial statements of the Affiliate certified by an executive officer of the Affiliate and a copy of the proposed Transfer documents, (iii) in the case of an assignment or sublease, Tenant delivers to Landlord an assumption agreement or a sublease (as applicable) reasonably acceptable to Landlord executed by Tenant and the Affiliate, together with a certificate of insurance evidencing the Affiliate’s compliance with the insurance requirements of Tenant under this Lease, and (iv) if there is a guaranty of this Lease, Tenant delivers to Landlord a confirmation of such guaranty by the guarantor hereunder, or, in the event the applicable Transfer results in a change of control (directly or indirectly) of Tenant, Tenant delivers to Landlord a new guaranty (on the same form as the existing guaranty) from an entity reasonably acceptable to Landlord.
(c)The provisions of subsection (a) above notwithstanding, if Tenant proposes to Transfer all of the Premises (other than a Transfer to an Affiliate) for the remainder of the Term, Tenant shall pay to Landlord, immediately upon receipt, one-half (1/2) of the excess of (i) all compensation received by Tenant for the Transfer over (ii) the Rent allocable to the Premises transferred (after deducting all of Tenant’s actual and reasonable out-of-pocket costs associated therewith, including brokerage commissions, lease concessions, improvement allowances and legal fees, which costs shall be reimbursed to Tenant prior to any payments to Landlord).
(d)If Tenant requests Landlord’s consent to a Transfer, Tenant shall provide Landlord, at least fifteen (15) days prior to the proposed Transfer, current financial statements of the transferee certified by an executive officer of the transferee, a complete copy of the proposed Transfer documents, and any other information Landlord reasonably requests. Immediately following any approved assignment or sublease, Tenant shall deliver to Landlord an assumption agreement or a sublease (as applicable) reasonably acceptable to Landlord executed by Tenant and the transferee, together with a certificate of insurance evidencing the transferee’s compliance with the insurance requirements of Tenant under this Lease. Furthermore, if there is a guaranty of this Lease, Tenant and transferee shall deliver to Landlord a confirmation of such guaranty by the guarantor hereunder, or, in the event the applicable Transfer results in a change of control (directly or indirectly) of Tenant, Tenant shall deliver to Landlord a new guaranty (on the same form as the existing guaranty) from an entity reasonably acceptable to Landlord. Tenant agrees to reimburse Landlord for reasonable administrative and attorneys’ fees in connection with the processing and documentation of any Transfer for which Landlord’s consent is requested.

19.	Subordination; Mortgagee’s Rights
(a)Tenant accepts this Lease subject and subordinate to any Mortgage now or in the future affecting the Premises, provided that Tenant’s right of possession of the Premises shall not be disturbed by the Mortgagee so long as Tenant is not in default under this Lease. This clause shall be self-operative, but within ten (10) days after request, Tenant shall execute and deliver any further instruments confirming the subordination of this Lease and any further instruments of attornment that the Mortgagee may reasonably request. However, any Mortgagee may at any time subordinate its Mortgage to this Lease, without Tenant’s consent, by giving notice to Tenant, and this Lease shall then be deemed prior to such Mortgage without regard to their respective dates of execution and delivery; provided that such subordination shall not affect any Mortgagee’s rights with respect to condemnation awards, casualty insurance proceeds, intervening liens or any right which shall arise between the recording of such Mortgage and the execution of this Lease. Notwithstanding the foregoing, upon the request from Tenant, Landlord shall use commercially reasonable efforts to obtain a subordination, non-disturbance and attornment agreement from its Mortgagee using the Mortgagee’s standard form agreement.
(b)No Mortgagee shall be (i) liable for any act or omission of a prior landlord, (ii) subject to any rental offsets or defenses against a prior landlord, (iii) bound by any amendment of this Lease made without its written consent, or (iv) bound by payment of Monthly Rent more than one month in advance or liable for any other funds paid by Tenant to Landlord unless such funds actually have been transferred to the Mortgagee by Landlord.
(c)The provisions of Sections 15 and 16 above notwithstanding, Landlord’s obligation to restore the Premises after a casualty or condemnation shall be subject to the consent and prior rights of any Mortgagee.

20.Tenant’s Certificate; Financial Information
Within ten (10) days after Landlord’s request from time to time, (a) Tenant shall execute, acknowledge and deliver to Landlord, for the benefit of Landlord, Mortgagee, any prospective Mortgagee, and any prospective purchaser of Landlord’s interest in the Property, an estoppel certificate in the form of attached Exhibit “C” (or other form requested by Landlord), modified as necessary to accurately state the facts represented, and (b) Tenant shall furnish to Landlord, Landlord’s Mortgagee, prospective Mortgagee and/or prospective purchaser reasonably requested financial information to the extent that Tenant’s financial information is not available on the following website: www.sec.gov. Landlord agrees to keep any private financial information provided to it by Tenant confidential (except for disclosure to the parties listed in this subsection (b)), and any Mortgagee, prospective Mortgagee and/or prospective purchaser with which Landlord shares such information shall be informed by Landlord of the obligation to keep such information confidential and must agree to be bound by the same confidentiality obligations as Landlord prior to receiving any of Tenant’s financial information which is not publicly disclosed

21.	Surrender
(a)On the date on which this Lease expires or terminates, Tenant shall return possession of the Premises to Landlord in good condition, except for ordinary wear and tear, and except for casualty damage or other conditions that Tenant is not required to remedy under this Lease. Prior to the expiration or termination of this Lease, and subject to Section 12 above, Tenant shall remove from the Property all furniture, trade fixtures and equipment, wiring and cabling (unless Landlord directs Tenant otherwise), and all other personal property installed by Tenant or its assignees or subtenants. Tenant shall repair any damage resulting from such removal and shall restore the Property to good order and condition. Any of Tenant’s personal property not removed as required shall be deemed abandoned, and Landlord, at Tenant’s expense, may remove, store, sell or otherwise dispose of such property in such manner as Landlord may see fit and/or Landlord may retain such property or sale proceeds as its property. If Tenant does not return possession of the Premises to Landlord in the condition required under this Lease, Tenant shall pay Landlord all resulting damages Landlord may suffer.
(b)If Tenant remains in possession of the Premises after the expiration or termination of this Lease, Tenant’s occupancy of the Premises shall be that of a tenancy at will. Tenant’s occupancy during any holdover period shall otherwise be subject to the provisions of this Lease (unless clearly inapplicable), except that the Monthly Rent shall be one hundred fifty percent (150%) of the Monthly Rent payable for the last full month immediately preceding the holdover for the first two (2) months of holdover and double the Monthly Rent payable for the last full month immediately preceding the holdover. No holdover or payment by Tenant after the expiration or termination of this Lease shall operate to extend the Term or prevent Landlord from immediate recovery of possession of the Premises by summary proceedings or otherwise. Any provision in this Lease to the contrary notwithstanding, any holdover by Tenant shall constitute a default on the part of Tenant under this Lease entitling Landlord to exercise, without obligation to provide Tenant any notice or cure period, all of the remedies available to Landlord in the event of a Tenant default, and Tenant shall be liable for all damages, including consequential damages (to the extent that a holdover lasts more than two (2) months), that Landlord suffers as a result of the holdover.

22.	Defaults - Remedies
(a)It shall be an Event of Default:
(i)If Tenant does not pay in full when due any and all Rent and, except as provided in Section 22(c) below, Tenant fails to cure such default on or before the date that is ten (10) days after Landlord gives Tenant notice of default;
(ii)If Tenant enters into or permits any Transfer in violation of Section 18 above;
(iii)If Tenant fails to observe and perform or otherwise breaches any other provision of this Lease, and Tenant fails to cure the default on or before the date that is thirty (30) days after Landlord gives Tenant notice of default; provided, however, if the default cannot reasonably be cured within thirty (30) days following Landlord’s giving of notice, Tenant shall be afforded additional reasonable time (not to exceed sixty (60) days following Landlord’s notice) to cure the default if Tenant begins to cure the default within thirty (30) days following Landlord’s notice and continues diligently in good faith to completely cure the default; or

(iv)If Tenant becomes insolvent or makes a general assignment for the benefit of creditors or offers a settlement to creditors, or if a petition in bankruptcy or for reorganization or for an arrangement with creditors under any federal or state law is filed by or against Tenant, or a bill in equity or other proceeding for the appointment of a receiver for any of Tenant’s assets is commenced, or if any of the real or personal property of Tenant shall be levied upon; provided that any proceeding brought by anyone other than Landlord or Tenant under any bankruptcy, insolvency, receivership or similar law shall not constitute an Event of Default until such proceeding has continued unstayed for more than sixty (60) consecutive days.
Any notice periods provided for in this Lease shall run concurrently with any statutory notice periods and any notice given hereunder may be given simultaneously with or incorporated into any such statutory notice.
(b)If an Event of Default occurs, Landlord shall have the following rights and remedies:
(i)Landlord, without any obligation to do so, may elect to cure the default on behalf of Tenant, in which event Tenant shall reimburse Landlord upon demand for any reasonable sums paid or reasonable attorneys’ fees and reasonable costs incurred by Landlord (together with an administrative fee of 12% thereof) in curing the default, plus interest at the Interest Rate from the respective dates of Landlord’s incurring such costs, which sums and costs together with interest at the Interest Rate shall be deemed additional Rent;
(ii)To lawfully enter and repossess the Premises by judicial process, and remove all persons and all or any property, by action at law, using self-help without an action at law, or otherwise, without being liable for prosecution or damages. Landlord may, at Landlord’s option, make Alterations and repairs in order to relet the Premises and relet all or any part(s) of the Premises for Tenant’s account. Tenant agrees to pay to Landlord on demand any deficiency (taking into account all costs incurred by Landlord) that may arise by reason of such reletting. In the event of reletting without termination of this Lease, Landlord may at any time thereafter elect to terminate this Lease for such previous breach;
(iii)Subject to Section 22 (c) below, to accelerate the whole or any part of the Rent for the balance of the Term, and declare the same to be immediately due and payable after discounting the same to present worth, against which Tenant shall be entitled to a credit equal to the present worth of such rental loss, if any, that Tenant affirmatively approves could reasonably be avoided by Landlord (with “present worth” being computed using a discount rate equal to one percentage point above the discount rate then in effect at the Federal Reserve Bank nearest to the location of the Building); and
(iv)To terminate this Lease and the Term without any right on the part of Tenant to save the forfeiture by payment of any sum due or by other performance of any condition, term or covenant broken.
(c)If Landlord terminates Tenant’s right of possession (but not this Lease), Landlord shall use commercially reasonable efforts to relet the Premises for the account of Tenant for such rent and upon such terms as shall be satisfactory to Landlord without thereby releasing Tenant from any liability hereunder and without demand or notice of any kind to Tenant; provided, however (i) Landlord shall not be obligated to accept any prospective tenant proposed by Tenant, unless such proposed tenant meets all of Landlord’s standard leasing criteria and (ii) Landlord shall have the right to lease any other space controlled by Landlord first.
(d)Any provision to the contrary in this Section 22 notwithstanding, (i) Landlord shall not be required to give Tenant the notice and opportunity to cure provided in Section 22(a) above more than twice in any consecutive 12-month period, and thereafter Landlord may declare an Event of Default without affording Tenant any of the notice and cure rights provided under this Lease, and (ii) Landlord shall not be required to give such notice prior to exercising its rights under Section 22(b) if Tenant fails to comply with the provisions of Sections 13, 20, or 27 or in an emergency.
(e)No waiver by Landlord of any breach by Tenant shall be a waiver of any subsequent breach, nor shall any forbearance by Landlord to seek a remedy for any breach by Tenant be a waiver by Landlord of any rights and remedies with respect to such or any subsequent breach. Efforts by Landlord to mitigate the damages caused by Tenant’s default shall not constitute a waiver of Landlord’s right to recover damages hereunder. No right or remedy herein conferred upon or reserved to Landlord is intended to be exclusive of any other right or remedy provided herein or by law, but each shall be cumulative and in addition to every other right or remedy given herein or now or hereafter existing at law or in equity. No payment by Tenant or receipt or acceptance by Landlord of a lesser amount than the total amount due Landlord under this Lease shall be deemed to be other than on account, nor shall any endorsement or statement on any check or payment be deemed an accord and satisfaction, and Landlord may accept such check or payment without prejudice to Landlord’s right to recover the balance of Rent due, or Landlord’s right to pursue any other available remedy.
(f)If either party commences an action against the other party arising out of or in connection with this Lease, the prevailing party shall be entitled to have and recover from the other party attorneys’ fees, costs of suit, investigation expenses and discovery and other litigation costs, including costs of appeal.
(g)Landlord and Tenant waive the right to a trial by jury in any action or proceeding based upon or related to, the subject matter of this Lease.

23.Authority
Tenant represents and warrants to Landlord that: (a) Tenant is duly formed, validly existing and in good standing under the laws of the state under which Tenant is organized, and qualified to do business in the state in which the Property is located, and (b) the person(s) signing this Lease are duly authorized to execute and deliver this Lease on behalf of Tenant. Landlord represents and warrants to Tenant that: (a) Landlord is duly formed, validly existing and in good standing under the laws of the state under which Landlord is organized, and qualified to do business in the state in which the Property is located, and (b) the person(s) signing this Lease are duly authorized to execute and deliver this Lease on behalf of Landlord.

24.	Liability of Landlord
The word “Landlord” in this Lease includes the Landlord executing this Lease as well as its successors and assigns, each of which shall have the same rights, remedies, powers, authorities and privileges as it would have had it originally signed this Lease as Landlord. Any such person or entity, whether or not named in this Lease, shall have no liability under this Lease after it ceases to hold title to the Premises except for obligations already accrued (and, as to any unapplied portion of Tenant’s Security Deposit, Landlord shall be relieved of all liability upon transfer of such portion to its successor in interest). Tenant shall look solely to Landlord’s successor in interest for the performance of the covenants and obligations of the Landlord hereunder which subsequently accrue. Landlord shall not be deemed to be in default under this Lease unless Tenant gives Landlord notice specifying the default and Landlord fails to cure the default within thirty (30) days following Tenant’s notice, provided, however, if the default cannot reasonably be cured within thirty (30) days following Tenant’s giving of notice, Landlord shall be afforded additional reasonable time. Except as otherwise expressly provided in this Lease, in no event shall either party be liable to the other party for any loss of business or profits or for consequential, punitive or special damages of any kind. Neither Landlord nor any principal of Landlord nor any owner of the Property, whether disclosed or undisclosed, shall have any personal liability with respect to any of the provisions of this Lease or the Premises; provided, however, any claim by Tenant against Landlord as a result of Landlord’s default shall be limited to and satisfied solely from the equity of Landlord in the Property.

25.	Miscellaneous
(a)The captions in this Lease are for convenience only, are not a part of this Lease and do not in any way define, limit, describe or amplify the terms of this Lease.
(b)This Lease represents the entire agreement between the parties hereto and there are no collateral or oral agreements or understandings between Landlord and Tenant with respect to the Premises or the Property. No rights, easements or licenses are acquired in the Property or any land adjacent to the Property by Tenant by implication or otherwise except as expressly set forth in this Lease. This Lease shall not be modified in any manner except by an instrument in writing executed by the parties. The masculine (or neuter) pronoun and the singular number shall include the masculine, feminine and neuter genders and the singular and plural number. The word “including” followed by any specific item(s) is deemed to refer to examples rather than to be words of limitation. The word “person” includes a natural person, a partnership, a corporation, a limited liability company, an association and any other form of business association or entity. Both parties having participated fully and equally in the negotiation and preparation of this Lease, this Lease shall not be more strictly construed, nor any ambiguities in this Lease resolved, against either Landlord or Tenant.
(c)Each covenant, agreement, obligation, term, condition or other provision contained in this Lease shall be deemed and construed as a separate and independent covenant of the party bound by, undertaking or making the same, not dependent on any other provision of this Lease unless otherwise expressly provided. All of the terms and conditions set forth in this Lease shall apply throughout the Term unless otherwise expressly set forth herein.
(d)If any provisions of this Lease shall be declared unenforceable in any respect, such unenforceability shall not affect any other provision of this Lease, and each such provision shall be deemed to be modified, if possible, in such a manner as to render it enforceable and to preserve to the extent possible the intent of the parties as set forth herein. This Lease shall be construed and enforced in accordance with the laws of the state in which the Property is located.
(e)This Lease shall be binding upon and inure to the benefit of Landlord and Tenant and their respective heirs, personal representatives and permitted successors and assigns.
(f)This Lease may be executed in counterparts, each of which shall constitute an original, but which, taken together, shall be one original agreement. Any counterpart of this Lease may be executed and delivered by electronic transmission (including, without limitation, e-mail) or by portable document format (pdf)) and shall have the same force and effect as an original.
(g)Tenant shall not record this Lease or any memorandum thereof in the applicable land records, or otherwise file this Lease with any governmental authority (other than a filing required by the SEC), without Landlord’s prior consent.

(h)Landlord and Tenant shall keep all information obtained from, or made available by or on behalf of, the other side confidential and will use such information only in connection with its respective obligations hereunder, except that Landlord or Tenant may disclose such information to its officers, directors, employees, agents and representatives, on a need to know basis only and will ensure that all such persons are informed of the confidentiality of and use restrictions relating to such information and will keep such information strictly confidential and only use such information to assist Landlord or Tenant in connection with such party satisfying its obligations hereunder. No such obligation of confidentiality shall apply to information that: (i) is in the public domain as of the date hereof or hereafter enters the public domain without a breach by such party, (ii) was known or became known by Landlord or Tenant prior to the disclosure thereof to such party, (iii) becomes known to Landlord or Tenant from a source other than the other party, and other than by the breach of an obligation of confidentiality owed to such party, (iv) is disclosed by Landlord or Tenant to a third party without restrictions on its disclosure, (v) is independently developed by Landlord or Tenant without reference to the other party’s information, or (vi) is required to be disclosed by Landlord or Tenant or its respective officers, directors, employees, agents or attorneys pursuant to any order of a court of competent jurisdiction or other governmental body or as may otherwise be required by law; provided that Landlord and Tenant provides the other party with notice prior to any such disclosure and reasonably assists the other party in obtaining a protective order or other appropriate relief.
26.Notices
Any notice, consent or other communication under this Lease shall be in writing and addressed to Landlord or Tenant at their respective addresses specified in Section 1 above (or to such other address as either may designate by notice to the other) with a copy to any Mortgagee or other party designated by Landlord. Each notice or other communication shall be deemed given if sent by prepaid overnight delivery service or by certified mail, return receipt requested, postage prepaid or in any other manner, with delivery in any case evidenced by a receipt, and shall be deemed to have been given on the day of actual delivery to the intended recipient or on the business day delivery is refused. The giving of notice by Landlord’s attorneys, representatives and agents under this Section shall be deemed to be the acts of Landlord.

27.	Security Deposit
At the time of signing this Lease, Tenant shall deposit with Landlord the Security Deposit to be retained by Landlord as cash security for the faithful performance and observance by Tenant of the provisions of this Lease. Tenant shall not be entitled to any interest on the Security Deposit. Landlord shall have the right to commingle the Security Deposit with its other funds. Landlord may use the whole or any part of the Security Deposit for the payment of any amount as to which Tenant is in default or to compensate Landlord for any loss or damage it may suffer by reason of Tenant’s default under this Lease. If Landlord uses all or any portion of the Security Deposit as herein provided, within ten (10) days after demand, Tenant shall pay Landlord cash in an amount equal to that portion of the Security Deposit used by Landlord. If Tenant complies fully and faithfully with all of the provisions of this Lease, the Security Deposit shall be returned to Tenant after the Expiration Date and surrender of the Premises to Landlord.
28.Additional Contiguous Space. If and when the space within the Building that is located contiguous to the Premises (individually, the “Additional Space”) first becomes available for rental during the term of this Lease and provided that Landlord has not given Tenant notice of default more than two (2) times during the immediately preceding twelve (12) months, that there then exists no Event of Default by Tenant under this Lease nor any event that with the giving of notice and/or the passage of time would constitute a default, and that Tenant is the sole occupant of the Premises, Tenant shall have the right of first offer to lease all of the Additional Space, subject to the following:
(a)    Landlord shall notify Tenant when the Additional Space first becomes available for rental by any party other than the tenant then in occupancy of the Additional Space and Tenant shall have five (5) days following receipt of such notice within which to notify Landlord in writing that Tenant is interested in negotiating terms for leasing such Additional Space and to have its offer considered by Landlord prior to the leasing by Landlord of the Additional Space to a third party. If Tenant notifies Landlord within such time period that Tenant is so interested, then Landlord and Tenant shall have thirty (30) days following Landlord’s receipt of such notice from Tenant within which to negotiate mutually and in good faith satisfactory terms for the leasing of the Additional Space by Tenant and to execute an amendment to this Lease incorporating such terms or a new lease for the Additional Space.

(b)    If Tenant does not notify Landlord within such five (5) business days of its interest in leasing the Additional Space or if Tenant does not execute such amendment or lease within such thirty (30) days, if applicable, then this right of first offer to lease the Additional Space will lapse and be of no further force or effect and Landlord shall have the right to lease all or part of the Additional Space to any other party at any time on any terms and conditions acceptable to Landlord.

(c)    This right of first offer to lease the Additional Space is a one-time right if and when each Additional Space first becomes available, is personal to Tenant and is non-transferable to any assignee or sublessee (regardless of whether any such assignment or sublease was made with or without Landlord’s consent) or other party.

Landlord’s approval:    /s/ Joseph Trinkle
Senior Vice President, Regional Director

29.	Tenant Improvements; Allowance.
(a)    Tenant shall construct certain improvements to the Premises (collectively, the “Tenant Improvements”) pursuant to the terms of this Section 29. Promptly following execution of this Lease, Tenant shall submit in writing to Landlord the construction plans and specifications (the “Plans and Specs”) for the Tenant Improvements. Landlord shall respond to Tenant in writing within ten (10) business days after receipt of the Plans and Specs either approving or rejecting such Plans and Specs; provided, however, Landlord’s approval shall not be unreasonably withheld, conditioned or delayed. In the event Landlord rejects the Plans and Specs, Landlord shall include the reasons for such rejection in its written response to Tenant. Tenant shall then have ten (10) business days to revise the Plans and Specs and resubmit such Plans and Specs to Landlord. This process shall continue until Landlord approves the Plans and Specs. Tenant shall construct the Tenant Improvements in accordance with the Plans and Specs using a contractor or contractors reasonably approved in writing by Landlord before the commencement of construction. Tenant may not change the Plans and Specs without first obtaining Landlord’s consent, not to be unreasonably withheld, conditioned or delayed for non-structural changes.

(b)    Landlord shall pay for the Tenant Improvements up to a maximum amount of $35,000.00 (the “Allowance”). In the event the actual cost of the Tenant Improvements exceeds the Allowance, such overage shall be borne exclusively by Tenant. Landlord makes no representation or warranty whatsoever as to the total cost of the Tenant Improvements and Tenant acknowledges that the cost of the Tenant Improvements may exceed the Allowance. Any portion of the Allowance not used by Tenant by July 1, 2017 shall be retained by Landlord.

(c)    All Tenant Improvements shall be deemed Alterations (for purposes of this Lease), and shall be performed by licensed contractors or subcontractors selected by Tenant and approved by Landlord (such approval not to be unreasonably withheld, conditioned or delayed), in a good and workmanlike manner and shall comply at the time of completion with all Laws. Landlord shall pay the Allowance to Tenant in progress payments provided that the following conditions have been satisfied: (i) Tenant observes and complies with all applicable provisions of this Lease, including, without limitation, Section 12 with respect to Alterations and this Section 29, (ii) as of the payment date, all work completed shall have been done in a good and workmanlike manner, (iii) no Event of Default exists under this Lease, (iv) Tenant delivers a copy to Landlord of the paid or unpaid receipts or invoices substantiating the costs for which reimbursement or payment is requested, and (v) Tenant delivers signed lien waivers from the general contractor and all subcontractors and materialmen providing services or supplying materials in connection with the work completed as of such payment date. Provided the foregoing conditions are met, Landlord shall reimburse Tenant or pay directly to Tenant’s contractor(s), as requested by Tenant, the required amount within thirty (30) days after Landlord’s receipt and approval of Tenant’s request for reimbursement or payment.

(d)    The Commencement Date will occur on the date set forth in Section 1(d) hereof, regardless of whether the Tenant Improvements are substantially completed by such date. The failure of Tenant to take possession of or to occupy the Premises shall not serve to relieve Tenant of obligations arising on the Commencement Date or delay the payment of Rent by Tenant hereunder, nor shall such failure serve to extend the Term of this Lease.

30.
Option To Extend Term. Provided that Landlord has not given Tenant notice of default more than two (2) times preceding the Expiration Date, that there then exists no Event of Default by Tenant under this Lease nor any event that with the giving of notice and/or the passage of time would constitute a default, and that Tenant is the sole occupant of the Premises, Tenant shall have the right and option to extend the Term for one (1) additional period of thirty-six (36) months, exercisable by giving Landlord prior written notice, at least nine (9) months in advance of the Expiration Date, of Tenant’s election to extend the Term; it being agreed that time is of the essence and that this option is personal to Tenant and is non-transferable to any assignee or sublessee (regardless of whether any such assignment or sublease was made with or without Landlord’s consent) or other party. Such extension shall be under the same terms and conditions as provided in this lease except as follows:

(a)     the additional period shall begin on the Expiration Date and thereafter the Expiration Date shall be deemed to be the thirty-sixth (36th) month anniversary thereof;

(b)    there shall be no further options to extend; and

(c)    the Minimum Annual Rent payable by Tenant shall be in the following amounts:

Lease Period	Monthly
7/1/19 - 6/30/20	$57,080.00
7/1/20 - 6/30/21	$58,408.00
7/1/21 - 6/30/22	$59,735.00

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK; SIGNATURES ON FOLLOWING PAGE]

Landlord and Tenant have executed this Lease on the respective date(s) set forth below.
Landlord:

LIBERTY PROPERTY LIMITED PARTNERSHIP, a Pennsylvania limited liability company

By:    Liberty Property Trust, its sole general partner

Date signed:
By:    /s/ Joseph Trinkle
2/4/16                Name: Joseph Trinkle
Title: SVP, Regional Director

Date signed:    Tenant:

2/3/16        U.S. AUTO PARTS NETWORK, INC., a Delaware corporation

Attest/Witness:

/s/ David Eisler                By:    /s/ Shane Evangelist
Name: David Eisler            Name: Shane Evangelist
Title: SVP, General Counsel        Title: Chief Executive Officer

29573115_5

Rider 1 to Deed of Lease
(Multi-Tenant Industrial)

ADDITIONAL DEFINITIONS

“ADA” means the Americans With Disabilities Act of 1990 (42 U.S.C. § 1201 et seq.), as amended and supplemented from time to time.
“Affiliate” means (i) any entity controlling, controlled by, or under common control of, Tenant, (ii) any successor, directly or indirectly, to Tenant by merger, consolidation or reorganization, and (iii) any purchaser of all or substantially all of the assets, directly or indirectly, of Tenant as a going concern.
“Agents” of a party means such party’s employees, agents, representatives, contractors, and invitees, and, in the case of Tenant, also means subtenants, licensees and other occupants of the Premises.
“Alteration” means any addition, alteration or improvement to the Premises or Property, as the case may be.
“Building Rules” means the rules and regulations attached to this Lease as Exhibit “B” as they may be amended from time to time.
“Building Systems” means any electrical, mechanical, plumbing, heating, ventilating, air conditioning, sprinkler, life safety or security systems serving the Building.
“Common Areas” means all areas and facilities as provided by Landlord from time to time for the use or enjoyment of all tenants in the Building or Property, including, if applicable, driveways, sidewalks, parking, loading and landscaped areas.
“Environmental Laws” means all present or future federal, state or local laws, ordinances, rules or regulations (including the rules and regulations of the federal Environmental Protection Agency and comparable state agency) relating to the protection of human health or the environment.
“Event of Default” means a default described in Section 22(a) of this Lease.
“Hazardous Materials” means pollutants, contaminants, toxic or hazardous wastes or other materials the removal of which is required or the use, treatment, storage or disposal of which is regulated, restricted, or prohibited by any Environmental Law.
“Interest Rate” means interest at the rate of 1½% per month.
“Land” means the lot or plot of land on which the Building is situated or the portion thereof allocated by Landlord to the Building.
“Laws” means all applicable laws, ordinances, rules, orders, regulations, guidelines and other requirements of federal, state or local governmental authorities or of any private association or contained in any restrictive covenants or other declarations or agreements, now or subsequently pertaining to the Property or the use and occupation of the Property.
“Lease Year” means the period from the Commencement Date through the succeeding 12 full calendar months (including for the first Lease Year any partial month from the Commencement Date until the first day of the first full calendar month) and each successive 12-month period thereafter during the Term.
“Maintain” or “Maintenance” means to provide such maintenance, repair and, to the extent necessary and appropriate, replacement, as may be needed to keep the subject property in good condition and repair. Maintenance also includes utilizing such Building or Building Systems-performance assessment tools or optimizing practices that Landlord in its discretion reasonably deems necessary or appropriate for planning, designing, installing, testing, operating and maintaining the Building, Building Systems and Common Areas in a sustainable, energy efficient manner and providing a safe and comfortable work environment, with a view toward achieving improved overall performance and minimizing impact on the environment.
“Major Repair” means with respect to Maintenance to be performed by Tenant, any (i) structural Maintenance, (ii) non-routine Maintenance to any Building System, (iii) roof Maintenance, or (iv) Maintenance project reasonably expected to cost more than $10,000.
“Monthly Rent” means the monthly installment of Minimum Annual Rent plus the monthly installment of estimated Annual Operating Expenses payable by Tenant under this Lease.
“Mortgage” means any mortgage, deed of trust or other lien or encumbrance on Landlord’s interest in the Property or any portion thereof, including without limitation any ground or master lease if Landlord’s interest is or becomes a leasehold estate.
“Mortgagee” means the holder of any Mortgage, including any ground or master lessor if Landlord’s interest is or becomes a leasehold estate.
“Operating Expenses” means the following costs, fees, charges and expenses incurred or charged by Landlord in connection with the ownership, operation, maintenance and repair of, and services provided to, the Property: (i) the charges at standard retail rates for any utilities provided by Landlord pursuant to Section 7 of this Lease; (ii) the cost of insurance carried by Landlord pursuant to Section 8 of this Lease together with the cost of any deductible paid by Landlord in connection with an insured loss; (iii) Landlord’s cost to Maintain the Property (other than as provided in subsection (a) of Rider 2 of this Lease); (iv) to the extent not otherwise payable by Tenant pursuant to Section 5 of this Lease, all levies, taxes (including real estate taxes, sales taxes and gross receipt taxes), assessments, liens, license and permit fees, together with the reasonable cost of contesting any of the foregoing, which are applicable to the Term, and which are imposed by any authority or under any Law, or pursuant to any recorded covenants or agreements, upon or with respect to the Property, or any improvements thereto, or directly upon this Lease or the Rent or upon amounts payable by any subtenants or other occupants of the Premises, or against Landlord because of Landlord’s estate or interest in the Property; (v) the annual amortization (over their estimated economic useful life or payback period, whichever is shorter) of the costs (including reasonable financing charges) of improvements or replacements that would be classified as a capital expenditure under sound real estate accounting practices consistently applied; (vi) a management fee (provided, however, the management fee shall not increase by more than five percent (5%) per annum on a cumulative basis from the first calendar year during the Term); (vii) a property service fee covering employees of and vehicles utilized by Landlord providing repair, maintenance and related services to the Property, and equipment, tools and materials used in connection with and other costs related to such services, all of which shall be consistent with the service level set forth in Rider 2 of this Lease; and (viii) costs to process the certification or re-certification of the Building pursuant to any applicable environmental or energy rating/bench marking system (such as Energy Star or LEED) including applying, reporting, and tracking costs and related reasonable consultant’s fees associated therewith to the extent required by Law. The foregoing notwithstanding, Operating Expenses will not include: (i) depreciation on the Building; (ii) financing and refinancing costs (except as provided above), interest on debt or amortization payments on any mortgage, or rental under any ground or underlying lease; (iii) leasing commissions, advertising expenses, tenant improvements or other costs directly related to the leasing of the Property; or (iv) income, excess profits or corporate capital stock tax imposed or assessed upon Landlord, unless such tax or any similar tax is levied or assessed in lieu of all or any part of any taxes includable in Operating Expenses above. Landlord shall have the right to directly perform (by itself or through an affiliate) any services provided under this Lease provided that the Landlord’s charges included in Operating Expenses for any such services shall not exceed competitive market rates for comparable services.

“Property” means the Land, the Building, the Common Areas, and all appurtenances to them.
“Rent” means the Minimum Annual Rent, Annual Operating Expenses and any other amounts payable by Tenant to Landlord under this Lease.
“Taken” or “Taking” means acquisition by a public authority having the power of eminent domain by condemnation or conveyance in lieu of condemnation.
“Tenant’s Share” means the percentage obtained by dividing the rentable square feet of the Premises by the rentable square feet of the Building, as set forth in Section 1 of this Lease.
“Transfer” means (i) any assignment, transfer, pledge or other encumbrance of all or a portion of Tenant’s interest in this Lease, (ii) any sublease, license or concession of all or a portion of Tenant’s interest in the Premises, or (iii) any transfer, directly or indirectly, of a controlling interest in Tenant, including, without limitation, by merger, consolidation or reorganization.

Rider 2 to Deed of Lease
MAINTENANCE AND REPAIR RESPONSIBILITIES

Maintenance obligations, and the responsibility for payment associated with the performance of such Maintenance, shall be allocated between Landlord and Tenant in accordance with this Rider 2, except as otherwise set forth in Section 9 of this Lease.
(a)    Landlord’s Obligation to Maintain at Landlord’s Expense. Landlord shall Maintain the Building footings, foundations, structural steel columns and girders, at Landlord’s sole expense, without reimbursement from Tenant; unless (i) the costs of such Maintenance would have been covered by warranty but is no longer covered by warranty due to the acts or omissions of Tenant or its Agents, provided Tenant receives a copy of such warranty from Landlord, or (ii) such Maintenance is required due to the acts or omissions of Tenant or its Agents, in which event, Tenant agrees to pay to Landlord, within ten (10) days after being billed therefor, any and all costs incurred by Landlord in performing such Maintenance.
(b)    Landlord’s Obligation to Maintain at Tenant’s Expense. Landlord shall Maintain the following, the costs of which shall be included as Operating Expenses: (i) the Building roof and exterior walls (including, without limitation, exterior façade painting and caulk repair); (ii) the base Building life safety systems (including, but not limited to, fire sprinkler systems, fire pumps and fire alarm panels and devices); (iii) the main utility lines to the point of connection into the Building (e.g., main electricity and water/sewer service to the Building); (iv) any Building Systems not exclusively serving the Premises or the premises of another tenant; (v) the irrigation systems, storm water facilities and detention ponds; and (vi) the Common Areas (including, without limitation, any fencing (other than fencing exclusively serving the Premises), exterior landscaping, asphalt/concrete, snow and ice removal from sidewalks, parking areas, loading areas and driveways). In addition to the foregoing, Landlord shall, as an Operating Expense, be responsible for the following: exterior window cleaning; exterior stair systems; and sanitary lift stations.
(c)    Supplemental Service. If Tenant requests and Landlord then furnishes any service or maintenance over and above the scope of services or maintenance required to be provided by Landlord under this Lease, then Tenant shall pay to Landlord, within ten (10) days after being billed therefor, Landlord’s charge for such supplemental service or maintenance (together with a supplemental service fee of 12% thereof).
(d)    Tenant’s Obligation to Maintain at Tenant’s Expense. Except as otherwise expressly provided in subsections (a) and (b) above, Tenant shall Maintain, at its sole expense, the following: (i) the Building Systems exclusively serving the Premises (including, without limitation, exterior lighting and supplemental life safety systems relating to Tenant’s use of the Premises (including, but not limited to, specialty sprinkler systems and fire suppression systems)); (ii) the Premises and all fixtures and equipment in the Premises (including, without limitation, the floor/concrete slab, all interior and exterior doors and windows, all dock equipment (including dock doors, levelers, bumpers, dock shelters, ramps and dock lights) and all telephone, telecommunications, data and other communication lines); and (iii) any fencing exclusively serving the Premises. In addition to the foregoing, Tenant, at its sole cost, shall be responsible for the following: security; interior pest control; interior window cleaning; janitorial; trash and recyclables collection services (including dumpsters); elevators; office/warehouse lighting (including all bulbs and ballasts); and ceiling tiles. Major Repairs shall be subject to Landlord consent and other applicable provisions of Section 12 of this Lease. Tenant shall perform each of its Maintenance obligations (i) with a service provider and a service agreement reasonably acceptable to Landlord and, if applicable, within such scope and frequency and otherwise in accordance with any manufacturer’s recommendations, warranty specifications, and Landlord reasonable requirements established from time to time, and (ii) provide Landlord with documentation evidencing the satisfactory payment and completion (or results) of any such Maintenance. Tenant shall provide Landlord with a copy of a new contract meeting such requirements on or before the tenth (10th) day prior to the expiration of the then-existing service agreement. All Maintenance by Tenant shall utilize materials and equipment which are comparable to those originally used in constructing the Building and Premises. Tenant, upon receipt and any Landlord request, shall provide Landlord with copies of all written information (including, without limitation, agreements, contracts, records, reports, certificates, invoices and receipts) relating to any Tenant Maintenance hereunder documenting the satisfactory completion (or results) of such work (or testing) throughout the Term of the Lease. Should Tenant fail to provide such written information as required, then Landlord, at its election, may utilize a third-party vendor to perform inspections with regard to Tenant’s Maintenance obligations and, in such case, Tenant shall pay to Landlord, within ten (10) days after being billed therefor, the out-of-pocket costs actually incurred by Landlord to verify that Tenant is performing its Maintenance obligations in accordance with this Lease. Tenant, at its sole expense, will be solely responsible for ensuring that any Maintenance affecting the Building roof is performed in a manner that does not violate the Building’s roof warranty, and Tenant shall be solely responsible for any costs or expenses that are not covered by such warranty. Notwithstanding the foregoing, if a replacement of any Building System, equipment or fixture exclusively serving the Premises, is required during the Term of this Lease, then Landlord, at its sole option, may elect to replace such system itself, at Tenant’s sole expense, in which event Tenant agrees to pay to Landlord, within ten (10) days after being billed therefor, any and all costs incurred by Landlord in performing such replacement.
(e)    Tenant’s Failure to Maintain. If Tenant fails to Maintain the Premises or Property in accordance with this Lease, then Landlord, subject to Tenant’s notice and cure rights expressly provided in this Lease, shall have the rights and remedies set forth in Section 22 of this Lease; provided, however, that in the case of a condition that Landlord reasonably believes poses an imminent threat to life, safety or damage to property, Landlord may take immediate action to correct such failure, and Tenant shall pay to Landlord, within ten (10) days after being billed therefor, any and all costs incurred by Landlord in connection with such correction, together with an administrative fee of 20% of such costs.
(f)    Tenant Notice Requirement. If Tenant becomes aware of any condition that is Landlord’s responsibility to repair, Tenant shall promptly notify Landlord in writing of the condition. Moreover, regardless of which party bears responsibility for repair, Tenant shall immediately notify Landlord in writing if Tenant becomes aware of any areas of water intrusion or mold in or about the Premises.

A-1

EXHIBIT “A”
PLAN SHOWING PREMISES

B-1

EXHIBIT “B”
BUILDING RULES
1.Any sidewalks, lobbies, passages and stairways shall not be obstructed or used by Tenant for any purpose other than ingress and egress from and to the Premises. Landlord shall in all cases retain the right to control or prevent access by all persons whose presence, in the judgment of Landlord, shall be prejudicial to the safety, peace or character of the Property.
2.The toilet rooms, toilets, urinals, sinks, faucets, plumbing or other service apparatus of any kind shall not be used for any purposes other than those for which they were installed, and no sweepings, rubbish, rags, ashes, chemicals or other refuse or injurious substances shall be placed therein or used in connection therewith or left in any lobbies, passages, elevators or stairways.
3.Tenant shall not impair in any way the fire safety system and shall comply with all safety, fire protection and evacuation procedures and regulations established by Landlord, any governmental agency or any insurance company insuring the Building, including without limitation the insurer’s Red Tag Permit System, Hot Work Permit System and all other fire protection impairment procedures.  No person shall go on the roof without Landlord’s prior written permission.
4.Skylights, windows, doors and transoms shall not be covered or obstructed by Tenant, and Tenant shall not install any window covering which would affect the exterior appearance of the Building, except as approved in writing by Landlord. Tenant shall not remove, without Landlord’s prior written consent, any shades, blinds or curtains in the Premises.
5.Without Landlord’s prior written consent, Tenant shall not hang, install, mount, suspend or attach anything from or to any sprinkler, plumbing, utility or other lines. If Tenant hangs, installs, mounts, suspends or attaches anything from or to any doors, windows, walls, floors or ceilings, Tenant shall spackle and sand all holes and repair any damage caused thereby or by the removal thereof at or prior to the expiration or termination of the Lease. If Tenant elects to seal the floor, Tenant shall seal the entire unfinished floor area within the Premises.
6.Tenant shall not change any locks or place additional locks upon any doors.
7.Tenant shall not use or keep in the Building any matter having an offensive odor or which may negatively affect the indoor air quality of the Building, or any explosive or highly flammable material; nor shall any animals other than service animals in the company of their handlers be brought into or kept in or about the Property.
8.If Tenant desires to introduce electrical, signaling, telegraphic, telephonic, protective alarm or other wires, apparatus or devices, Landlord shall direct where and how the same are to be placed, and except as so directed, no installation boring or cutting shall be permitted. Landlord shall have the right to prevent and to cut off the transmission of excessive or dangerous current of electricity or annoyances into or through the Building or the Premises and to require the changing of wiring connections or layout at Tenant’s expense, to the extent that Landlord may deem necessary, and further to require compliance with such reasonable rules as Landlord may establish relating thereto, and in the event of non-compliance with the requirements or rules, Landlord shall have the right immediately to cut wiring or to do what it considers necessary to remove the danger, annoyance or electrical interference with apparatus in any part of the Building. All wires installed by Tenant must be clearly tagged at the distributing boards and junction boxes and elsewhere where required by Landlord, with the number of the office to which said wires lead, and the purpose for which the wires respectively are used, together with the name of the concern, if any, operating same.
9.Tenant shall not place weights anywhere beyond the safe carrying capacity of the Building.
10.The use of rooms as sleeping quarters is strictly prohibited at all times.
11.Tenant shall have the right, at Tenant’s sole risk and responsibility, to use only Tenant’s Share of the parking spaces at the Property as reasonably determined by Landlord. Tenant shall comply with all parking regulations promulgated by Landlord from time to time for the orderly use of the vehicle parking areas, including without limitation the following: Parking shall be limited to automobiles, passenger or equivalent vans, motorcycles, light four wheel pickup trucks and (in designated areas) bicycles. No vehicles shall be left in the parking lot overnight without Landlord’s prior written approval. Parked vehicles shall not be used for vending or any other business or other activity while parked in the parking areas. Vehicles shall be parked only in striped parking spaces, except for loading and unloading, which shall occur solely in zones marked for such purpose, and be so conducted as to not unreasonably interfere with traffic flow within the Property or with loading and unloading areas of other tenants. Employee and tenant vehicles shall not be parked in spaces marked for visitor parking or other specific use. All vehicles entering or parking in the parking areas shall do so at owner’s sole risk and Landlord assumes no responsibility for any damage, destruction, vandalism or theft. Tenant shall cooperate with Landlord in any measures implemented by Landlord to control abuse of the parking areas, including without limitation access control programs, tenant and guest vehicle identification programs, and validated parking programs, provided that no such validated parking program shall result in Tenant being charged for spaces to which it has a right to free use under its Lease. Each vehicle owner shall promptly respond to any sounding vehicle alarm or horn, and failure to do so may result in temporary or permanent exclusion of such vehicle from the parking areas. Any vehicle which violates the parking regulations may be cited, towed at the expense of the owner, temporarily or permanently excluded from the parking areas, or subject to other lawful consequence.

12.If Landlord designates the Building as a non-smoking building, Tenant and its Agents shall not smoke in the Building or at the Building entrances and exits or in any other areas around the Building designated by Landlord as non-smoking areas.
13.If at Tenant’s request, Landlord consents to Tenant having a dumpster at the Property, Tenant shall locate the dumpster in the area designated by Landlord and shall keep and maintain the dumpster clean and painted with lids and doors in good working order and, at Landlord’s request, locked.
14.Tenant shall provide Landlord with a written identification of any vendors engaged by Tenant to perform services for Tenant at the Premises (examples: cleaners, security guards/monitors, trash haulers, telecommunications installers/maintenance). Tenant assumes all responsibility for protecting the Premises from theft and vandalism.
15.Tenant shall comply with any move-in/move-out rules provided by Landlord.
16.Tenant shall comply with the following additional sustainability requirements:
a.    Tenant shall provide, within ten (10) days after Landlord’s request from time to time, reasonably requested energy and water consumption data and related information in connection with Tenant’s use of the Premises and all construction, maintenance, repairs, cleaning, trash disposal and recycling relating to the Premises performed by or on behalf of Tenant - all to be used for purposes of monitoring and improving building efficiencies.
b.    Low/No VOC Paint. Tenant shall use only interior paints and coatings (including primers) meeting the environmental requirements of the current Green SealTM Environmental Standard For Paints And Coatings - GS-11.
c.    Green Cleaning Products. All cleaning products used in the Premises must be certified under the current Green SealTM Environmental Standard for Industrial and Institutional Cleaners - GS-37.
d.    Recycling. The following items must be recycled according to local capabilities, guidelines and regulations: (i) Paper; (ii) Cardboard; (iii) Plastics; (iv) Aluminum Cans/Metals; and (v) Glass.
17.Tenant shall cause all of Tenant’s Agents to comply with these Building Rules.
18.Landlord reserves the right to rescind, suspend or modify any rules or regulations, either on a temporary or permanent basis, and to make such other rules and regulations as, in Landlord’s reasonable judgment, may from time to time be needed for the safety, care, maintenance, operation and cleanliness of the Property. Notice of any action by Landlord referred to in this section, given to Tenant, shall have the same force and effect as if originally made a part of the foregoing Lease. New rules or regulations will not, however, be unreasonably inconsistent with the proper and rightful enjoyment of the Premises by Tenant under the Lease.
19.These Building Rules are not intended to give Tenant any rights or claims in the event that Landlord does not enforce any of them against any other tenants or if Landlord does not have the right to enforce them against any other tenants and such nonenforcement will not constitute a waiver as to Tenant.

EXHIBIT “C”
TENANT ESTOPPEL CERTIFICATE
Please refer to the documents described in Schedule 1 hereto, (the “Lease Documents”) including the “Lease” therein described; all defined terms in this Certificate shall have the same meanings as set forth in the Lease unless otherwise expressly set forth herein. The undersigned Tenant hereby certifies that it is the tenant under the Lease. Tenant hereby further acknowledges that it has been advised that the Lease may be collaterally assigned in connection with a proposed financing secured by the Property and/or may be assigned in connection with a sale of the Property and certifies both to Landlord and to any and all prospective mortgagees and purchasers of the Property, including any trustee on behalf of any holders of notes or other similar instruments, any holders from time to time of such notes or other instruments, and their respective successors and assigns (the “Beneficiaries”) that as of the date hereof:
20.The information set forth in attached Schedule 1 is true and correct.
21.Tenant is in occupancy of the Premises and the Lease is in full force and effect, and, except by such writings as are identified on Schedule l, has not been modified, assigned, supplemented or amended since its original execution, nor are there any other agreements between Landlord and Tenant concerning the Premises, whether oral or written.
22.All conditions and agreements under the Lease to be satisfied or performed by Landlord have been satisfied and performed.
23.Tenant is not in default under the Lease Documents, Tenant has not received any notice of default under the Lease Documents, and, to Tenant’s knowledge, there are no events which have occurred that, with the giving of notice and/or the passage of time, would result in a default by Tenant under the Lease Documents.
24.Tenant has not paid any Rent due under the Lease more than thirty (30) days in advance of the date due under the Lease and Tenant has no rights of setoff, counterclaim, concession or other rights of diminution of any Rent due and payable under the Lease except as set forth in Schedule 1.
25.To Tenant’s knowledge, there are no uncured defaults on the part of Landlord under the Lease Documents, Tenant has not sent any notice of default under the Lease Documents to Landlord, and there are no events which have occurred that, with the giving of notice and/or the passage of time, would result in a default by Landlord thereunder, and that at the present time Tenant has no claim against Landlord under the Lease Documents.
26.Except as expressly set forth in Part G of Schedule 1, there are no provisions for any, and Tenant has no, options with respect to the Premises or all or any portion of the Property.
27.No action, voluntary or involuntary, is pending against Tenant under federal or state bankruptcy or insolvency law.
28.The undersigned has the authority to execute and deliver this Certificate on behalf of Tenant and acknowledges that all Beneficiaries will rely upon this Certificate in purchasing the Property or extending credit to Landlord or its successors in interest.
29.This Certificate shall be binding upon the successors, assigns and representatives of Tenant and any party claiming through or under Tenant and shall inure to the benefit of all Beneficiaries.
IN WITNESS WHEREOF, Tenant has executed this Certificate this ____ day of __________, 2____.

Name of Tenant

By:
Title:

SCHEDULE 1 TO TENANT ESTOPPEL CERTIFICATE
Lease Documents, Lease Terms and Current Status
A.    Date of Lease:
B.    Parties:
1.    Landlord:
2.    Tenant:
C.    Premises:
D.    Modifications, Assignments, Supplements or Amendments to Lease:

E.    Commencement Date:
F.    Expiration of Current Term:
G.    Option Rights:
H.    Security Deposit Paid to Landlord: $
I.    Current Minimum Annual Rent: $
J.    Current Annual Operating Expenses: $
K.    Current Total Rent: $
L.    Square Feet Demised:

EXHIBIT “D”

Liberty Property Limited Partnership ("Liberty") is pleased to offer you the ability to make your rent payment without the hassle of writing a check, the expense of mailing it overnight, or sending a wire transfer. W e are now offering an Automatic Payment Plan and would like you to take advantage of this service.

To take advantage of this convenient plan, complete this authorization form, and return the form to us.

Authorization Agreement for Automatic Payments (ACH Debits)

I authorize Liberty Property Limited Partnership and the bank named below to initiate automatic debits to the bank account noted below in the full amounts due on my account on the first day of each month during the term of my lease agreement (which amounts shall include, but are not limited to, regularly scheduled monthly amounts owed and all other amounts due, if any). This authorization will remain in effect until I notify Liberty and the bank in writing to cancel this agreement in such time as to afford the parties a reasonable opportunity to terminate this agreement. I can stop payment of any entry by notifying Liberty and the bank three days before my account is charged. I understand that Liberty's liability shall be limited to its exercise of ordinary care in initiating debit entries. Rejected ACH Debits may be subject to an insufficient funds charge and other applicable late fees as per my lease agreement.

Name and Address of Your Financial Institution

Signature    Printed Name    Date

Name of Tenant

Tenant Billing Address

Billing Contact Person     Email or Fax Number     Phone Number

Checking Account Number    OR     Savings Account Number     AND     Bank Routing Number

The bank will automatically deduct the payment due from my account on the due date of the payment or the business day thereafter. You will receive an email or fax notification of the payment before it occurs.

Return this form to:
Liberty Property Limited Partnership
Attn: AR Department
500 Chesterfield Parkway Malvern, PA 19355
accountsreceivable@libertyproperty.com
Attach a voided Check to Ensure Proper Set Up
Automatic Payment cannot be set up without a voided check or, for savings accounts only, deposit slip is required. Completed forms received by the 10th of the month will take effect the 1st of the following month and you will be notified before the first payment is taken.

Accounting Use Only:    form creation 5/24/12
Notified PM    last modified 8/12/14
https://portal.lptoffice.com/Documentation/Accounting/FormsInfo/default.aspx